UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2013

Vitamin Shoppe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

001-34507

(Commission File Number)

2101 91st Street

North Bergen, New Jersey 07047

(Addresses of Principal Executive Offices, including Zip Code)

(800) 223-1216

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 17, 2013, Richard Markee, Executive Chairman of Vitamin Shoppe, Inc., a Delaware corporation (the “Company”) entered into a written stock selling plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”). The 10b5-1 Plan allows Mr. Markee to gradually diversify a portion of his holdings while minimizing any market effects of the trades consistent with Rule 10b5-1 and the Company’s 10b5-1 Plan Trading Policy (the “Policy”).

The 10b5-1 Plan applies only to the 10-year stock options that would otherwise expire by their terms on or before March 7, 2017 and does not cover any other Company shares or options held by Mr. Markee. The 10b5-1 Plan provides for the exercise of the options and contemporaneous sale of a maximum of 80,000 shares of the Company’s common stock. Under the 10b5-1 Plan, the options will be exercised at regular intervals, subject to the attainment of minimum price thresholds. Sales pursuant to the 10b5-1 Plan are expected to begin as early as February 2, 2014. After adopting the 10b5-1 Plan, Mr. Markee will no longer have control over the timing of the exercise of any options under the 10b5-1 Plan. There is no assurance that any or all of his options included in the 10b5-1 Plan will be exercised. The 10b5-1 Plan will terminate on the earlier of (i) the date on which all 80,000 options held by Mr. Markee under the 10b5-1 Plan are exercised, (ii) the date that Mr. Markee provides written notice to the Company and the Broker of termination of the 10b5-1 plan or (iii) otherwise in accordance with the termination provisions specified in the 10b5-1 plan.

Mr. Markee will continue to be subject to the Company’s executive stock ownership guidelines, whereby he is required to hold at least three times his base salary in common stock of the Company within three years of becoming Executive Chairman.

Transactions made under the 10b5-1 Plan will be disclosed publicly by Mr. Markee through Form 4 filings with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vitamin Shoppe, Inc.

Date: November 21, 2013	By:	/s/ Jean W. Frydman
Name: Jean W. Frydman
Title: Senior Vice President, General Counsel & Corporate Secretary